Exhibit 3.4

Certificate of Registration
of a Company

This is to certify that

MAXIMUM AWARDS PTY LTD

Australian Company Number 102 439 896

is a registered company under the Corporations Act 2001 and is taken to be registered in Queensland.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is the eight day of October 2002.




                                Issued by the
                                Australian Securities and Investments Commission On this eighth day of October, 2002.



                                David Knott
                                Chairman